Exhibit 10.2
AMENDED AND RESTATED GUARANTY
This AMENDED AND RESTATED GUARANTY (this “Guaranty”) is made and entered into as of December 22, 2023, by CIM REAL ESTATE FINANCE TRUST, INC., a Maryland corporation (“Initial Guarantor”), and CIM COMMERCIAL LENDING REIT, a Maryland statutory trust (“Replacement Guarantor”; “Guarantor” shall mean (i) prior to the Guarantor Replacement Event pursuant to Section 33, Initial Guarantor and Replacement Guarantor, individually or collectively, as the context may require, on a joint and several basis, and, (ii) from and after the Guarantor Replacement Event, Replacement Guarantor), each having an address at 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016, for the benefit of DEUTSCHE BANK AG, NEW YORK BRANCH, a branch of a foreign banking institution, whose address is US Commercial Real Estate, 1 Columbus Circle, 15th Floor, New York, New York 10019 (“Buyer”). This Guaranty is made with reference to the following facts:

A.CMFT RE LENDING RF SUB DB, LLC, a Delaware limited liability company organized in series (“Master Seller”; together with each Series Seller (as defined in the Repurchase Agreement (defined below)) formed by Master Seller under the Repurchase Agreement, collectively, “Seller”), and Buyer are parties to that certain Amended and Restated Master Repurchase Agreement, dated as of December 23, 2021, as amended by that certain First Amendment to Amended and Restated Master Repurchase Agreement, dated as of September 15, 2023, and further amended by that certain Second Amendment to Amended and Restated Master Repurchase Agreement, dated as of the date hereof (the “Second Amendment to Repurchase Agreement”) (as so amended and as the same may be further amended, modified and/or restated, the “Repurchase Agreement”), pursuant to which Buyer may purchase Purchased Loans (as defined in the Repurchase Agreement) from Seller with a simultaneous agreement from Seller to repurchase such Purchased Loans at a date certain or on demand, subject to the terms and conditions of the Repurchase Agreement (the “Transactions”)
B.Seller and Buyer are also parties to that certain Letter Agreement, dated as of October 8, 2021, as amended by that certain First Amendment to Letter Agreement, dated as of December 13, 2022, and further amended by that certain Second Amendment to Letter Agreement, dated as of the date hereof (as amended, modified and/or restated from time to time, the “Letter Agreement”);
C.In connection with the Repurchase Agreement, Initial Guarantor entered into that certain Guaranty, dated as of October 8, 2021 (the “Original Guaranty”), in favor of Buyer;
D.The parties have agreed to amend, restate and supersede the Original Guaranty in its entirety pursuant to this Guaranty . This Guaranty hereby amends, restates, replaces and supersedes the Original Guaranty in its entirety;
E.Buyer has requested, as a condition of entering into the Second Amendment to Repurchase Agreement, that Guarantor deliver this Guaranty to Buyer;
F.Each of Initial Guarantor and Replacement Guarantor is an Affiliate (as defined in the Repurchase Agreement) of Seller and indirectly controls Seller;

G.Initial Guarantor and Replacement Guarantor expect to benefit from Buyer entering into the Second Amendment to Repurchase Agreement and Transactions with Seller; and
H.Buyer would not enter into the Second Amendment to Repurchase Agreement and any such Transactions unless Initial Guarantor and Replacement Guarantor executed this Guaranty. This Guaranty is therefore delivered to Buyer to induce Buyer to enter into the Second Amendment to Repurchase Agreement and Transactions under the Repurchase Agreement.

NOW, THEREFORE, in exchange for good, adequate, and valuable consideration, the receipt of which Guarantors acknowledge, and to induce Buyer to enter into the Second Amendment to Repurchase Agreement and any and all Transactions and to continue in effect any Transactions in effect thereunder on and as of the date hereof, Initial Guarantor and Replacement Guarantor hereby agree as follows:
1.Definitions. For purposes of this Guaranty, the following terms shall be defined as set forth below. In addition, any capitalized term used herein which is defined in the Repurchase Agreement but not defined in this Guaranty shall have the meaning ascribed to such term in the Repurchase Agreement.
(a)“Capitalized Lease Obligations” means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.
(b)“Capital Stock” means, as to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, limited partnership, trust, and any and all warrants or options to purchase any of the foregoing, in each case, designated as “securities” (as defined in Section 8-102 of the Uniform Commercial Code) in such Person, including, without limitation, all rights to participate in the operation or management of such Person and all rights to such Person’s properties, assets, interests and distributions under the related organizational documents in respect of such Person. “Capital Stock” also includes (i) all accounts receivable arising out of the related organizational documents of such Person; (ii) all general intangibles arising out of the related organizational documents of such Person; and (iii) to the extent not otherwise included, all proceeds of any and all of the foregoing (including within proceeds, whether or not otherwise included therein, any and all contractual rights under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of such Person).
(c)“Cash” means money, currency or a credit balance in any demand or deposit account, other than an account evidenced by a negotiable certificate of deposit.
(d)“Cash Equivalents” means, as of any date of determination:

(i)marketable direct obligations issued by, or unconditionally guaranteed or insured by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;
(ii)marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;
(iii)commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; and
(iv)time deposits, demand deposits, certificates of deposit, Eurodollar time deposits, time deposit accounts, term deposit accounts, money market accounts or bankers’ acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of the United States of

America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million.
(e)“Closing Date” means October 8, 2021.
(f)“Consolidated Subsidiaries” means, as of any date and with respect to any Person, any and all Subsidiaries or other entities that are consolidated with such Person in accordance with GAAP.
(g)“Costs” means all out-of-pocket costs and expenses actually incurred by Buyer in any Proceeding or in obtaining legal advice and assistance in connection with any Proceeding, any Guarantor Litigation, or any Default or Event of Default by Seller under the Transaction Documents or by Guarantor under this Guaranty, including, without limitation, reasonable out of pocket attorneys’ fees of Buyer’s outside counsel, disbursements, court costs and expenses.
(h)“EBITDA” means, with respect to any Person for any period, an amount equal to the sum of (a) Net Income (or loss) of such Person (prior to any impact from minority interest or joint venture net income and before deduction of any dividends on preferred stock of such Person), plus the following (but only to the extent actually included in determination of such Net Income (or loss)): (i) depreciation and amortization expense, (ii) Interest Expense, (iii) income tax expense, and (iv) extraordinary or nonrecurring losses (and minus the amount of any extraordinary or nonrecurring gains), plus (b) such Person’s proportionate share of Net Income of the joint venture investments and unconsolidated Affiliates of such Person, all with respect to such period, plus (c) amounts deducted in accordance with GAAP in respect of other non-cash expense in determining such Net Income for such Person.

(i)“Financial Covenants” means any financial covenants in any Other Financing Agreement that are comparable to, or in addition to, any of the financial covenants set forth in this Guaranty.
(j)“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required to be reflected on the balance sheet prepared in accordance with GAAP.
(k)“Guarantied Obligations” means Seller’s obligations to fully and promptly pay all sums owed to Buyer under the Repurchase Agreement, the Letter Agreement, and the other Transaction Documents, at the times and according to the terms required by the Transaction Documents, including the Repurchase Price for each Purchased Loan, accrued interest, default interest, costs or fees (including any such interest, costs or fees arising from and after the filing of an Insolvency Proceeding against Seller), without regard to any modification, suspension, or limitation of such terms not agreed to by Buyer, such as a modification, suspension, or limitation arising in or pursuant to any Insolvency Proceeding against Seller (even if any such modification, suspension, or limitation causes Seller’s obligation to become discharged or unenforceable, and in the case of an Insolvency Proceeding against Seller, even if such modification was made with Buyer’s consent or agreement).
(l)“Guarantor Litigation” means any litigation, arbitration, investigation, or administrative proceeding of or before any court, arbitrator, or governmental authority, bureau or agency that relates to or affects this Guaranty or any asset(s) or property(ies) of Guarantor.
(m)“Indebtedness” means, for any Person, (i) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (ii) obligations of such

Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (iii) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (iv) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (v) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (vi) Indebtedness of others guaranteed by such Person; (vii) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person;
(viii) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (ix) Capitalized Lease Obligations of such Person; (x) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement; and (xi) all obligations of such Person under Financing Leases.

(n)“Insolvency Proceeding” means any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other insolvency, bankruptcy, reorganization, liquidation, or like proceeding under any Bankruptcy Laws.
(o)“Interest Expense” means, with respect to any Person for any period, determined without duplication on a consolidated basis, the amount of total interest expense incurred by such Person, including capitalized or accruing interest (but excluding interest funded under a construction loan), plus such Person’s proportionate share of interest expense from the joint venture investments and unconsolidated Affiliates of such Person, all with respect to such period.
(p)“Lien” means any mortgage, lien, encumbrance, charge or other security interest, whether arising under contract, by operation of law, judicial process or otherwise.
(q)“Liquidity” means, with respect to Guarantor and its consolidated Subsidiaries, as of any date of determination, the Unrestricted Cash held by Guarantor and its consolidated Subsidiaries as of such date, as determined on a consolidated basis in accordance with GAAP.
(r)“Member” means CMFT RE Lending Sub DB, LLC, a Delaware limited liability company, which is the sole member of Master Seller.
(s)“Net Income” means, with respect to any Person for any period, the net income of such Person and its Subsidiaries on a consolidated basis for such period as determined in accordance with GAAP.
(t)“Other Financing Agreement” means any credit facility, repurchase agreement or loan agreement relating to commercial real estate loans entered into by Guarantor and/or its direct or indirect Subsidiaries.
(u)“Proceeding” means any action, suit, arbitration, or other proceeding arising out of or relating to the interpretation or enforcement of, this Guaranty or the Transaction Documents, including (a) an Insolvency Proceeding; (b) any proceeding in which Buyer endeavors to realize upon any Security or to enforce any Transaction Document(s) (including this Guaranty) against Seller or Guarantor, whether or not Buyer prevails; and (c) any proceeding commenced by Seller or Guarantor against Buyer.

(v)“Recourse Indebtedness” means, with respect to Guarantor and its consolidated Subsidiaries, as of any date of determination, without duplication, the aggregate Indebtedness in respect of which Guarantor is subject to recourse for payment, whether as a borrower, guarantor or otherwise as of such date (excluding obligations arising by reason of customary recourse carve-outs under a non-recourse instrument, including, but not limited to, fraud, misappropriation and misapplication, and environmental indemnities).
(w)“Security” means any security or collateral held by or for Buyer for the Transactions or the Guarantied Obligations, whether real or personal property, including any mortgage, deed of trust, financing statement, security agreement, and other security document or instrument of any kind securing the Transactions in whole or in part. “Security” shall include all assets and property of any kind whatsoever pledged or mortgaged to Buyer pursuant to the Transaction Documents.
(x)“Seller” has the meaning set forth in recital A to this Guaranty and shall include: (a) any estate created by the commencement of an Insolvency Proceeding affecting Seller; (b) any trustee, liquidator, sequestrator, or receiver of Seller or any of its property; and (c) any similar person duly appointed pursuant to any law governing any Insolvency Proceeding of Seller.
(y)“State” means the State of New York.
(z)“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
(aa) “Tangible Net Worth” means, with respect to Guarantor and its consolidated Subsidiaries, as of any date of determination, (i) the excess of (A) Guarantor’s total assets as of such date, over (B) Guarantor’s total liabilities as of such date, in each case, as determined in accordance with GAAP, minus (ii) (A) amounts owing to Guarantor from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with Guarantor or any Affiliate thereof, (B) intangible assets, and (C) prepaid taxes and/or expenses, all on or as of such date.
(bb) “Total Equity” means, with respect to any Person as of any date, such Person’s total equity as of such date, as shown on such Person’s consolidated financial statements prepared in accordance with GAAP.
(cc) “Total Indebtedness” means, with respect to any Person as of any date of determination, an amount equal to the aggregate Indebtedness of such Person and its consolidated Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP plus the proportionate share of all Indebtedness of non-consolidated Subsidiaries of such Person.
(dd) “Transaction Document” means each “Transaction Document” (as defined in the Repurchase Agreement) other than this Guaranty.
(ee) “Unrestricted Cash” means, for any Person and its Subsidiaries on a consolidated basis, as of any date of determination, (i) Cash and Cash Equivalents (other than prepaid rents and security deposits made under tenant leases) held by such Person or any of its Subsidiaries as of such date that are not subject to any Lien (excluding statutory liens in favor of any depository bank where such cash is maintained), minus (ii) amounts included in the foregoing clause (i) that are with an entity other than such Person or any of its Subsidiaries as deposits or security for contractual obligations.

2.Absolute Guaranty of All Guarantied Obligations. (a) Subject to Section 2(b) below, Guarantor hereby jointly, severally, unconditionally and irrevocably guarantees to Buyer the prompt and complete payment and performance by Seller when due (whether at the stated maturity, by acceleration or otherwise) of the Guarantied Obligations. Guarantor shall be jointly and severally liable for, and obligated to pay, all Guarantied Obligations.
(b)Notwithstanding anything herein or in any other Transaction Document to the contrary, but subject to Sections 2(c) and 2(d) below, the maximum liability of Guarantor hereunder and under the other Transaction Documents shall in no event exceed twenty-five percent (25%) of the aggregate Repurchase Price of all Purchased Loans then subject to Transactions under the Repurchase Agreement measured at the time when Buyer first makes a claim under this Guaranty.
(c)Notwithstanding the foregoing, the limitation on recourse liability as set forth in Section 2(b) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Guarantied Obligations immediately shall become fully recourse to Seller and Guarantor, jointly and severally, in the event of any of the following:
(i)a voluntary Insolvency Proceeding is commenced by Seller (with respect to Seller) or by Member (with respect to Member) under any Bankruptcy Law; or
(ii)an involuntary Insolvency Proceeding under any Bankruptcy Law is commenced against Seller or Member in which Seller, Member, Guarantor, or any Affiliate of any of the foregoing has or have colluded or conspired with the creditors in connection with the commencement or filing of such proceeding prior to such filing; or
(iii)any material breach by Seller of the single-purpose entity covenants set forth in Section 12 of the Repurchase Agreement, which results in the substantive consolidation of Seller with any other Person.
(d)In addition to the foregoing and notwithstanding the limitation on recourse liability set forth in Section 2(b) above, Guarantor shall be jointly and severally liable for any losses, costs, claims, damages, expenses or other liabilities incurred by Buyer arising out of or attributable to:
(i)fraud or intentional material misrepresentation by or on behalf of Seller, Member or Guarantor in connection with the execution and the delivery of this Guaranty, the Repurchase Agreement, the Letter Agreement or any of the other Transaction Documents, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;
(ii)any material breach by Seller of the single-purpose entity covenants set forth in Section 12 of the Repurchase Agreement which does not result in the substantive consolidation of Seller with any other Person;

(iii)the misappropriation or intentional misapplication by Seller, Member, Guarantor or any of their respective Affiliates of any Income received with respect to the Purchased Loans in violation of the Transaction Documents; and

(iv)any material breach of any representations or warranties by Seller or Guarantor made in the Transaction Documents relating to Environmental Laws or Hazardous Materials, or any indemnity for costs incurred in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any Hazardous Materials, in each case in any way affecting any Mortgaged Property or any of the Purchased Loans; provided that the guarantee set forth in this clause (d)(iv) shall terminate upon foreclosure and transfer or assumption of the related Purchased Loans following an Event of Default under the Repurchase Agreement pursuant to a public or private sale or foreclosure, or other similar enforcement proceedings.

(e)Nothing herein shall be deemed to be a waiver of any right which Buyer may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code or any other Bankruptcy Law to file a claim for the full amount of the indebtedness secured by the Repurchase Agreement or to require that all collateral shall continue to secure all of the indebtedness owing to the Buyer in accordance with the Repurchase Agreement or any other Transaction Documents.
(f)Guarantor, jointly and severally, further agrees to pay all reasonable out-of-pocket expenses (including, without limitation, all reasonable out-of-pocket fees and disbursements of outside counsel) which are actually incurred by Buyer in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guarantied Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty during the continuance of a Default or Event of Default. This Guaranty shall remain in full force and effect until the Guarantied Obligations are indefeasibly paid in full, notwithstanding that from time to time prior thereto Seller may be free from any Guarantied Obligations.

(g)No payment or payments made by Seller, Member or any other Person or received or collected by Buyer from Seller, Member or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Guarantied Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount of the then outstanding Guarantied Obligations (subject to the limitations set forth in Section 2(b) hereof) until the Guarantied Obligations are indefeasibly paid in full; provided, however, that Guarantor’s liability under Section 2 of this Guaranty shall be reduced by the amount of any payments actually received by Buyer from Seller, Member or any other Person in payment of the Guarantied Obligations (but any amounts received shall not reduce the Guarantied Obligations due under Section 2(b) of this Guaranty unless and until the aggregate Repurchase Price has been repaid to an amount less than the amount due under Section 2(b)).

(h)Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of Guarantor’s liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guaranty for such purpose.
3.Nature of Liability. Guarantor’s liability under this Guaranty is joint and several, and is primary, not secondary.
4.Changes in Transaction Documents. Until the Guarantied Obligations have been paid in full, without notice to, or consent by, Guarantor, and in Buyer’s sole and absolute discretion and without prejudice to Buyer or in any way limiting or reducing Guarantor’s liability under this Guaranty, Buyer may: (a) grant extensions of time, renewals or other indulgences or modifications to Seller or any other party under any of the Transaction

Document(s), (b) change, amend or modify any Transaction Document(s), (c) authorize the sale, exchange, release or subordination of any Security, (d) accept or reject additional Security, (e) discharge or release any party or parties liable under the Transaction Documents, (f) foreclose or otherwise realize on any Security, or attempt to foreclose or otherwise realize on any Security in accordance with the terms of the Repurchase Agreement, whether such attempt is successful or unsuccessful, (g) accept or make compositions or other arrangements or file or refrain from filing a claim in any Insolvency Proceeding, (h) enter into other Transactions with Seller in such amount(s) and at such time(s) as Buyer may determine, (i) credit payments in such manner and order of priority to Repurchase Prices, or other obligations as Buyer may determine in its discretion in accordance with the terms of the Repurchase Agreement, and (j) otherwise deal with Seller and any other party related to the Transactions or any Security as Buyer may determine in its sole and absolute discretion exercised in good faith. Without limiting the generality of the foregoing, Guarantor’s liability under this Guaranty shall continue even if Buyer alters any obligations under the Transaction Documents in any respect or Buyer’s or Guarantor’s remedies or rights against Seller are in any way impaired or suspended without Guarantor’s consent. If Buyer performs any of the actions described in this paragraph, then Guarantor’s liability shall continue in full force and effect even if Buyer’s actions impair, diminish or eliminate Guarantor’s subrogation, contribution, or reimbursement rights (if any) against Seller, or otherwise adversely affect Guarantor or expand Guarantor’s liability hereunder.
5.Certain Financial Covenants.
(a)Guarantor,    collectively,    as    applicable,    without    duplication, covenants that it will not at any time permit:
(i)Minimum Cash Liquidity. The Liquidity of Guarantor to be less than the lower of (A) $50,000,000 and (B) the greater of (1) $10,000,000 and (2) five percent (5%) of Guarantor’s Recourse Indebtedness.
(ii)Minimum Tangible Net Worth.
A.Prior to the Guarantor Replacement Event, the Tangible Net Worth of Guarantor to be less than the sum of (1) $1,000,000,000 (subject to the provisions of Section 5(b)) plus (2) an amount equal to seventy-five percent (75%) of the aggregate increases in shareholders’ equity of Guarantor and its consolidated Subsidiaries occurring following the Closing Date by reason of the issuance and sale of Capital Stock of Guarantor and/or its consolidated Subsidiaries (other than issuances to any Affiliate of Guarantor), including upon any conversion of debt securities of Guarantor or any of its consolidated Subsidiaries into such Capital Stock (the “Guarantor Increase Amount”), minus (3) the aggregate amount of any redemption, retirement, surrender, defeasance, repurchase, purchase or similar transaction or acquisition for value on account of any Capital Stock in Guarantor or any member of its consolidated Subsidiaries following the Closing Date, provided that such aggregate amount does not exceed the Guarantor Increase Amount.
B.From and after the Guarantor Replacement Event, the Tangible Net Worth of Replacement Guarantor to be less than the sum of
(1) $1,000,000,000 (subject to the provisions of Section 5(b)) plus (2) an amount equal to seventy-five percent (75%) of the aggregate increases in shareholders’ equity of Replacement Guarantor and its consolidated Subsidiaries occurring from and after the Guarantor Replacement Event by reason of the issuance and sale of Capital Stock of Replacement Guarantor and/or its consolidated Subsidiaries (other than issuances to any Affiliate of Replacement Guarantor), including upon any conversion of debt securities of Replacement Guarantor or any of its consolidated Subsidiaries into such Capital Stock (the “Replacement Guarantor Increase Amount”), minus (3) the aggregate amount of any redemption, retirement, surrender, defeasance, repurchase, purchase or similar transaction or acquisition for value on account of any Capital Stock in Replacement Guarantor or any member of its consolidated Subsidiaries following the Guarantor Replacement Event, provided that such aggregate amount does not exceed the Replacement Guarantor Increase Amount.
(iii)Minimum EBITDA/Interest Expense. The ratio of Guarantor’s (x) EBITDA to (y) Interest Expense for any twelve (12) month period ending as of the last day of any calendar quarter to be less than 1.40 to 1.00.
(iv)Maximum Leverage Ratio. The ratio of Guarantor’s Total Indebtedness to its Total Equity to be greater than 4.00 to 1.00.
(b)Prior to the Guarantor Replacement Event, if Guarantor or any Subsidiary thereof has entered into or shall enter into any Other Financing Agreement, or amendment or modification thereof that affects the Financial Covenants in such Other Financing Agreement, and the Financial Covenants in such Other Financing Agreement (as same may have been amended or modified) are (i) more restrictive to Guarantor or otherwise more favorable to the related lender or buyer thereunder than any financial covenant hereunder, or (ii) in addition to any financial covenant set forth in this Guaranty (any such Financial Covenants under any Other Financing Agreement under the foregoing clauses (i) or (ii), an “MFN Covenant”), then within five (5) Business Days after the closing of such Other Financing Agreement or amendment or modification of such Other Financing Agreement, Guarantor shall deliver written notice to Buyer of such MFN Covenant and Section 5(a) will automatically be deemed to be modified to reflect such MFN Covenant (whether through amendment of an existing covenant contained in Section 5(a) (including, if applicable, related definitions) or the inclusion of an additional financial covenant (including, if applicable, related definitions), as applicable). In the event that any Other Financing Agreement that contains an MFN Covenant is amended, modified or terminated and the effect thereof is to make less restrictive as to Guarantor any MFN Covenant or eliminate any MFN Covenant, or, from and after the Guarantor Replacement Event, any such MFN Covenant is only provided for in any Other Financing Agreement applicable to Initial Guarantor but is not not provided for in any Other Financing Agreement applicable to Replacement Guarantor, then, upon Guarantor providing written notice to Buyer of the same (each, an “MFN Step Down Notice”), the financial covenants in this Guaranty shall automatically be deemed to be modified to reflect only such MFN Covenants which are then in effect as of the date of any such MFN Step Down Notice or, from and after the Guarantor Replacement Event, only those MFN Covenants provided for in any Other Financing Agreement applicable to Replacement Guarantor and not Initial Guarantor; provided, however, that in no event will the foregoing cause the financial covenants of Guarantor to be any less restrictive than the financial covenants expressly set forth in this Guaranty as of the date hereof. Promptly upon request by Buyer, Guarantor shall execute and take any and all acts, amendments, supplements, modifications and assurances and other instruments as Buyer may reasonably require from time to time in order to document any modification under this Section 5(b) and otherwise carry out the intent and purposes of this paragraph; provided, that the execution of any such amendments, supplements, modifications and assurances and other instruments shall not be a precondition to the effectiveness of such modifications under this Section 5(b).
(c)From and after the Guarantor Replacement Event, in the event that Replacement Guarantor or any of its Affiliates has entered into or shall enter into or amend any Other Financing Agreement and such Other Financing Agreement contains any MFN Covenant as to Replacement Guarantor, then (A) Replacement Guarantor shall promptly notify Buyer of the effectiveness of such MFN Covenant and (B) unless Buyer elects otherwise, the financial covenants contained in this Guaranty shall automatically be deemed to be modified to reflect such MFN Covenant (whether through amendment of an existing financial covenant contained in this Guaranty (including, if applicable, related definitions) or the inclusion of an additional financial covenant (including, if applicable, related definitions), as applicable). In the event that all Other Financing Agreements that contain an MFN Covenant are or have been amended, modified or terminated and the effect thereof is to make less restrictive as to Replacement Guarantor any MFN Covenant or eliminate any MFN Covenant, then, upon Replacement Guarantor providing a MFN Step Down Notice to Buyer, the financial covenants in this Guaranty shall automatically be deemed to be modified to reflect only such MFN Covenants which are then in effect as of the date of any such MFN Step Down Notice; provided, however, that in no event will the foregoing cause the financial covenants of Replacement Guarantor to be any less restrictive than the financial covenants expressly set forth in this Guaranty as of the date hereof. Promptly upon request by Buyer, Replacement Guarantor shall execute any amendments, supplements, modifications and other instruments as Buyer may reasonably require from time to time in order to document any such modification and otherwise carry out the intent and purposes of this paragraph.

6.Nature of Guaranty. Guarantor’s liability under this Guaranty is a guaranty of payment of the Guarantied Obligations, and is not a guaranty of collection or collectability. Guarantor’s liability under this Guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of any of the Transaction Documents. Guarantor’s liability under this Guaranty is a joint and several, continuing, absolute, and unconditional obligation under any and all circumstances whatsoever (except as expressly stated, if at all, in this Guaranty), without regard to the validity, regularity or enforceability of any of the Guarantied Obligations. Subject to Section 2(b), Guarantor acknowledges that Guarantor is fully obligated under this Guaranty even if Seller had no liability at the time of execution of the Transaction Documents or later ceases to be liable under any Transaction Document, whether pursuant to Insolvency Proceedings by or against Seller or otherwise (other than payment in full of the Guarantied Obligations). Guarantor shall not be entitled to claim, and irrevocably covenants not to raise or assert, any defenses against any Guarantied Obligation that would or might be available to Seller, other than actual payment and performance of such Guarantied Obligations in full in accordance with their terms. Guarantor waives any right to compel Buyer to proceed first against Seller or any Security before proceeding against Guarantor. Guarantor agrees that if any of the Guarantied Obligations are or become void or unenforceable against Seller (because of inadequate consideration, lack of capacity, Insolvency Proceedings, or for any other reason), then Guarantor’s liability under this Guaranty shall continue in full force with respect to all Guarantied Obligations subject to Section 2(b) as if they were and continued to be legally enforceable, all in accordance with their terms and, in the case of Insolvency Proceedings, before giving effect to the Insolvency Proceedings. Guarantor intends to be fully liable under all the Guarantied Obligations, as limited by Section 2(b), regardless of the scope of Seller’s liability therefor. Guarantor waives any defense that might otherwise be available to Guarantor based on the proposition that a guarantor’s liability cannot exceed the liability of the principal. Guarantor waives any defenses to this Guaranty arising or purportedly arising from the manner in which Buyer disburses the Purchase Price for any Purchased Loan to Seller or otherwise, or any waiver of the terms of any Transaction Document by Buyer or other failure of Buyer to require full compliance with the Transaction Documents. Guarantor’s liability under this Guaranty shall continue until all sums due under the Transaction Documents have been paid in full and all other performance required under the Transaction Documents has been rendered in full, other than those obligations (including contingent reimbursement obligations and indemnity obligations) which survive termination of the Transaction Documents or except as otherwise expressly provided otherwise in this Guaranty. Guarantor’s liability under this Guaranty shall not be limited or affected in any way by any impairment or any diminution or loss of value of any Security whether caused by (a) hazardous substances, (b) Buyer’s failure to perfect a security interest in any Security, (c) any disability or other defense(s) of Seller, or (d) any breach by Seller of any representation or warranty contained in any Transaction Document.

7.Waivers of Rights and Defenses. Guarantor waives any right to require Buyer to (a) proceed against Seller, (b) proceed against or exhaust any Security, or (c) pursue any other right or remedy for Guarantor’s benefit. Guarantor agrees that Buyer may proceed against Guarantor with respect to the Guarantied Obligations without taking any actions against Seller and without proceeding against or exhausting any Security. Guarantor agrees that Buyer may unqualifiedly exercise in its sole discretion (or may waive or release, intentionally or unintentionally) any or all rights and remedies available to it against Seller without impairing Buyer’s rights and remedies in enforcing this Guaranty, under which Guarantor’s liabilities shall remain independent and unconditional. Guarantor agrees and acknowledges that Buyer’s exercise (or waiver or release) of certain of such rights or remedies may affect or eliminate Guarantor’s right of subrogation or recovery against Seller (if any) and that Guarantor may incur a partially or totally non-reimbursable liability in performing under this Guaranty. Guarantor has assumed the risk of any such loss of subrogation rights, even if caused by Buyer’s acts or omissions. If Buyer’s enforcement of rights and remedies, or the manner thereof, limits or precludes Guarantor from exercising any right of subrogation that might otherwise exist, then the foregoing shall not in any way limit Buyer’s rights to enforce this Guaranty. Without limiting the generality of any other waivers in this Guaranty, Guarantor expressly waives any statutory or other right (except as set forth herein) that Guarantor might otherwise have to: (i) limit Guarantor’s liability after a nonjudicial foreclosure sale to the difference between the Guarantied Obligations and the fair market value of the property or interests sold at such nonjudicial foreclosure sale or to any other extent, (ii) otherwise limit Buyer’s right to recover a deficiency judgment after any foreclosure sale, or (iii) require Buyer to exhaust its Security before Buyer may obtain a personal judgment for any deficiency. Any proceeds of a foreclosure or similar sale may be applied first to any obligations of Seller that do not also constitute Guarantied Obligations within the meaning of this Guaranty. Guarantor acknowledges and agrees that any nonrecourse or exculpation provided for in any Transaction Document, or any other provision of a Transaction Document limiting Buyer’s recourse to specific Security or limiting Buyer’s right to enforce a deficiency judgment against Seller or any other person, shall have absolutely no application to Guarantor’s liability under this Guaranty. To the extent that Buyer collects or receives any sums or payments from Seller or any proceeds of a foreclosure or similar sale, Buyer shall have the right, but not the obligation, to apply such amounts first to that portion of Seller’s indebtedness and obligations to Buyer (if any) that is not covered by this Guaranty, regardless of the manner in which any such payments and/or amounts are characterized by the person making the payment.
8.Additional Waivers. Guarantor waives diligence and all demands, protests, presentments and notices of every kind or nature, including notices of protest, dishonor, nonpayment, acceptance of this Guaranty and the creation, renewal, extension, modification or accrual of any of the Guarantied Obligations; provided, however, that the foregoing shall not constitute a waiver by Guarantor of any notice that Buyer is expressly required to provide to Seller or Guarantor hereunder or under the Transaction Documents. Guarantor further waives the right to plead any and all statutes of limitations as a defense to Guarantor’s liability under this Guaranty or the enforcement of this Guaranty. No failure or delay on Buyer’s part in exercising any power, right or privilege under this Guaranty shall impair or waive any such power, right or privilege.
9.Other Actions Taken or Omitted. Notwithstanding any other action taken or omitted to be taken with respect to the Transaction Documents, the Guarantied Obligations, or the Security, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guarantied Obligations, as limited by Section 2(b), pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guarantied Obligations, as limited by Section 2(b), when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied as to any Guarantied Obligation only upon the full and final payment and satisfaction of such Guarantied Obligations.

10.No Duty to Prove Loss or Exhaust Rights or Remedies. To the extent that Guarantor at any time incurs any liability under this Guaranty following the occurrence of an Event of Default, Guarantor shall promptly pay Buyer (to be applied on account of the Guarantied Obligations) the amount provided for in this Guaranty, without any requirement that Buyer demonstrate that the Security is inadequate for the Transactions; or that Buyer has suffered any loss; or that Buyer has otherwise exercised (to any degree) or exhausted any of Buyer’s rights or remedies with respect to Seller or any Security.
11.Full Knowledge. Guarantor acknowledges, represents, and warrants that Guarantor has had a full and adequate opportunity to review the Transaction Documents, the transactions contemplated by the Transaction Documents, and all underlying facts relating to such transactions. Guarantor represents and warrants that Guarantor fully understands: (a) the remedies Buyer may pursue against Seller and/or Guarantors in the event of a default under the Transaction Documents, (b) the value (if any) and character of any Security, and (c) Seller’s financial condition and ability to perform under the Transaction Documents. Guarantor agrees to keep itself fully informed regarding all aspects of the foregoing and the performance of Seller’s obligations to Buyer. Buyer has no duty, whether now or in the future, to disclose to Guarantors any information pertaining to Seller, the Transactions or any Security. At any time provided for in the Transaction Documents, Guarantor agrees and acknowledges that an Insolvency Proceeding affecting Guarantor, or other actions or events relating to Guarantor (including Guarantor’s failure to comply with the covenants in Section 5 of this Guaranty), in each case, as set forth in the Transaction Documents, may be event(s) of default under the Transaction Documents.
12.Representations and Warranties. Each of Initial Guarantor and Replacement Guarantor acknowledges, represents and warrants as to itself as follows as of the date hereof, and acknowledges that Buyer is relying upon the following acknowledgments, representations, and warranties by each of Initial Guarantor and Replacement Guarantor in entering into the Transactions:
(a)Due Execution; Enforceability. The Guaranty has been duly executed and delivered by each of Initial Guarantor and Replacement Guarantor, for good and valuable consideration. The Guaranty constitutes the legal, valid and binding obligations of each of Initial Guarantor and Replacement Guarantor, enforceable against each of Initial Guarantor and Replacement Guarantor in accordance with its terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.
(b)No Conflict. The execution, delivery, and performance of this Guaranty will not conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Initial Guarantor or Replacement Guarantor, (ii) any contractual obligation to which Initial Guarantor or Replacement Guarantor is now a party or by which it is otherwise bound or to which the assets of Initial Guarantor or Replacement Guarantor are subject or constitute a default thereunder, or result in the creation or imposition of any Lien upon any of the assets of Initial Guarantor or Replacement Guarantor thereunder, other than pursuant to this Guaranty, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Initial Guarantor or Replacement Guarantor, or (iv) any applicable requirement of law, in each case under the foregoing clauses (ii), (iii) and (iv), to the extent that such conflict or breach would have a material adverse effect upon Initial Guarantor’s or Replacement Guarantor’s ability to perform its obligations hereunder. Each of Initial Guarantor and Replacement Guarantor has all necessary licenses, permits and other consents from Governmental Authorities necessary for the performance of its obligations under this Guaranty, except to the extent the failure to have any such licenses, permits or consents would not result in a Material Adverse Effect.
(c)Litigation; Requirements of Law. Except as otherwise disclosed in writing to Buyer prior to the date hereof, there is no action, suit, proceeding, investigation, or arbitration pending or, to Initial Guarantor’s or Replacement Guarantor's Knowledge, threatened against Initial Guarantor, Replacement Guarantor, Seller or their respective assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or, to Initial Guarantor’s or Replacement Guarantor's Knowledge, threatened in writing against Initial Guarantor or Replacement Guarantor which is reasonably likely to result in any Material Adverse Effect. Initial Guarantor is in compliance in all material respects with all requirements of law applicable to Initial Guarantor. Replacement Guarantor is in compliance in all material respects with all requirements of law applicable to Replacement Guarantor. Neither Initial Guarantor, Replacement Guarantor nor Seller is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.
(d)No Third Party Consent Required. No consent of any person (including creditors or partners, members, stockholders, or other owners of Initial Guarantor or Replacement Guarantor), except those consents provided as of this date hereof, is required in connection with each of Initial Guarantor’s and Replacement Guarantor’s execution of this Guaranty or performance of Initial Guarantor’s and Replacement Guarantor’s obligations under this Guaranty.
(e)Authority and Execution. Each of Initial Guarantor and Replacement Guarantor is duly formed and validly existing under the laws of the State of Maryland and has full power, authority, and legal right to execute, deliver and perform its obligations under this Guaranty. Each of Initial Guarantor and Replacement Guarantor has taken all necessary organizational and legal action to authorize this Guaranty.
(f)No Representations by Buyer. Initial Guarantor delivers this Guaranty based solely upon Initial Guarantor’s own independent investigation and based in no part upon any representation or statement by Buyer. Replacement Guarantor delivers this Guaranty based solely upon Replacement Guarantor’s own independent investigation and based in no part upon any representation or statement by Buyer.
(g)Other Financing Agreements. As of the date hereof, neither Initial Guarantor, Replacement Guarantor nor any of its Subsidiaries have entered into any Other Financing Agreement containing an MFN Covenant.

(h)Prohibited Person. (i) None of the funds or other assets of Initial Guarantor or Replacement Guarantor constitute property of, or are, to Initial Guarantor’s or Replacement Guarantor’s knowledge, beneficially owned, directly or indirectly, by a Prohibited Person (as defined in the Repurchase Agreement) with the result that the investment in Initial Guarantor or Replacement Guarantor (whether directly or indirectly), is prohibited by law or the entering into the Repurchase Agreement or acceptance of this Guaranty by Buyer is in violation of law; (ii) to neither Initial Guarantor’s nor Replacement Guarantor’s knowledge, no Prohibited Person has any interest of any nature whatsoever in Initial Guarantor or Replacement Guarantor with the result that the investment in Initial Guarantor or Replacement Guarantor (whether directly or indirectly), is prohibited by law or the entering into this Guaranty is in violation of law; (iii) to neither Initial Guarantor’s nor Replacement Guarantor’s knowledge, none of the funds of Initial Guarantor or Replacement Guarantor have been derived from any unlawful activity with the result that the investment in Initial Guarantor or Replacement Guarantor (whether directly or indirectly), is prohibited by law or the entering into this Guaranty is in violation of law; (iv) to neither Initial Guarantor’s or Replacement Guarantor’s knowledge, neither Initial Guarantor nor Replacement Guarantor has conducted and will not conduct any business and has not engaged and will not engage in any transaction dealing with any Prohibited Person; and (v) neither Initial Guarantor or Replacement Guarantor is a Prohibited Person and has not been convicted of a felony or a crime which if prosecuted under the laws of the United States of America would be a felony.

(i)Investment Company Act. Neither Initial Guarantor nor Replacement Guarantor is required to register as an “investment company” under the Investment Company Act of 1940, as amended.
13.No Misstatements. No information, exhibit, report or certificate furnished by Initial Guarantor or Replacement Guarantor to Buyer in connection with the Transactions or any Transaction Document contains any material misstatement of fact nor, to Initial Guarantor’s or Replacement Guarantor's Knowledge, omits any fact necessary to make such information, exhibit, report, or certificate not materially misleading when taken as a whole and in light of the circumstances under which they were furnished.
14.Reimbursement and Subrogation Rights. Except to the extent that Buyer notifies Guarantors to the contrary in writing from time to time:
(a)General Deferral of Reimbursement. Except to the extent set forth in Section 14(b) below, Guarantor waives any right to be reimbursed by Seller for any payment(s) made by Guarantor on account of the Guarantied Obligations, unless and until all Guarantied Obligations have been indefeasibly paid in full and all periods within which such payments may be set aside or invalidated have expired. Guarantor acknowledges that Guarantor has received adequate consideration for execution of this Guaranty by virtue of Buyer’s entering into the Transactions (which benefit Guarantor, as a direct or indirect owner or principal of Seller) and Guarantor does not require or expect, and is not entitled to, any other right of reimbursement against Seller as consideration for this Guaranty.
(b)Deferral of Subrogation and Contribution. Guarantor agrees that it shall not assert a right of subrogation against Seller or Buyer or against any Security unless and until (i) all amounts due under the Transaction Documents have been paid in full and all other performance required under the Transaction Documents has been rendered in full to Buyer, other than those obligations (including contingent reimbursement obligations and indemnity obligations) which survive termination of the Transaction Documents or except as otherwise expressly provided in this Guaranty; (ii) all periods within which such payment may be set aside or invalidated have expired; and (iii) Buyer has released, transferred or disposed of all of its right, title and interest in all Security (such deferral of Guarantor’s subrogation and contribution rights, the “Subrogation Deferral”).
(c)Effect of Invalidation. To the extent that a court of competent jurisdiction determines that Guarantor’s Subrogation Deferral is void or voidable for any reason, Guarantor agrees, notwithstanding any acts or omissions by Buyer that Guarantor’s rights of subrogation against Seller or Buyer and Guarantor’s rights of subrogation against any Security shall at all times be junior and subordinate to Buyer’s rights against Seller and to Buyer’s right, title and interest in such Security.
(d)Claims in Insolvency Proceeding. Guarantor shall not file any claim in any Insolvency Proceeding affecting Seller or Member unless Guarantor simultaneously assigns and transfers such claim to Buyer, without consideration, pursuant to documentation fully satisfactory to Buyer. Guarantor shall automatically be deemed to have assigned and transferred such claim to Buyer whether or not Guarantor executes documentation to such effect, and by executing this Guaranty, Guarantor hereby authorizes Buyer (and grants Buyer a power of attorney coupled with an interest, and hence irrevocable) to execute and file such assignment and transfer documentation on Guarantor’s behalf. Buyer shall have the sole right to vote, receive distributions, and exercise all other rights with respect to any such claim, provided, however, that if and when the Guarantied Obligations have been paid in full, Buyer shall release to Guarantor any further payments received on account of any such claim, and shall assign and transfer such claim back to Guarantor.

15.Waiver Disclosure. Guarantor acknowledges that pursuant to this Guaranty, Guarantor has waived a substantial number of defenses that Guarantor might otherwise, under some circumstance(s), be able to assert against Guarantor’s liability to Buyer. Guarantor acknowledges and confirms that Guarantor has substantial experience as a sophisticated participant in substantial commercial real estate transactions (including financings) and is fully familiar with the legal consequences of signing this or any other guaranty. In addition, Guarantor is represented by competent counsel. Guarantor has consulted with such counsel and understands the nature, scope, and effect of the waivers contained in this Guaranty (a “Waiver Disclosure”). In the alternative, Guarantor has knowingly and intentionally waived obtaining a Waiver Disclosure. Accordingly, Guarantor does not require or expect Buyer to provide a Waiver Disclosure. It is not necessary for Buyer or this Guaranty to provide or set forth any Waiver Disclosure, notwithstanding any principles of law to the contrary. Nevertheless, Guarantor specifically acknowledges that Guarantor is fully aware of the nature, scope, and effect of all waivers contained in this Guaranty, all of which have been fully disclosed to Guarantor. Guarantor acknowledges that as a result of the waivers contained in this Guaranty:
(a)Actions by Buyer. Buyer will be able to take a wide range of actions relating to Seller, the Transactions, and the Transaction Documents, all without Guarantor’s consent or notice to Guarantor. Guarantor’s full and unconditional liability under this Guaranty will continue whether or not Guarantor has consented to such actions.
(b)Interaction with Seller Liability. Subject to Section 2(b), Guarantor shall be fully liable for all Guarantied Obligations even if the Transaction Documents are otherwise invalid, unenforceable, or subject to defenses available to Seller. Subject to Section 2(b), Guarantor acknowledges that Guarantor’s full and unconditional liability under this Guaranty (with respect to the Guarantied Obligations as if they were fully enforceable against Seller) will continue notwithstanding any such limitations on or impairment of Seller’s liability.
(c)Timing of Enforcement. Buyer will be able to enforce this Guaranty against Guarantor even though Buyer might also have available other rights and remedies that Buyer could conceivably enforce against the Security or against other parties. As a result, Buyer may require Guarantor to pay the Guarantied Obligations, as limited by Section 2(b), earlier than Guarantor would prefer to pay the Guarantied Obligations, including immediately upon the occurrence of an Event of Default by Seller. Guarantor will not be able to assert against Buyer various defenses, theories, excuses, or procedural requirements that might otherwise force Buyer to delay or defer the enforcement of this Guaranty against Guarantor. Guarantor acknowledges that Guarantor intends to allow Buyer to enforce the Guaranty against Guarantor in such manner.
(d)Continuation of Liability. Guarantor’s joint and several liability for the Guarantied Obligations shall continue at all times until the Guarantied Obligations have actually been paid in full, even if other circumstances have changed such that in Guarantor’s view Guarantor’s liability under this Guaranty should terminate, except to the extent that any express conditions to the termination of this Guaranty, as set forth in this Guaranty, have been satisfied.
16.Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guarantied Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or Guarantor or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for Seller or Guarantor or any substantial part of the property of Seller or Guarantor, or otherwise, all as though such payments had not been made.
17.Financial Information; Notice of Default and Litigation. Guarantor shall deliver to Buyer such financial and reporting information described in Section 11(i) of the

Repurchase Agreement with respect to Guarantor on or before the dates set forth therein, and shall also, within five (5) Business Days after Buyer’s request made at any time, deliver to Buyer such additional financial information relating to Guarantor as Buyer may reasonably request and which is in Guarantor’s possession or is reasonably obtainable by Guarantor. Guarantor shall promptly, and in any event (a) within two (2) Business Days after Guarantor’s Knowledge thereof, notify Buyer of any default on the part of Guarantor under any Indebtedness which could give rise to an Event of Default, and (b) within two (2) Business Days after service of process or Guarantor’s Knowledge thereof, notify Buyer of the commencement, or threat in writing of, any action, suit, proceeding, investigation or arbitration involving Guarantor or Seller or assets or any judgment in any action, suit, proceeding, investigation or arbitration involving Guarantor or Seller or assets, which in any of the foregoing cases (i) relates to any Purchased Loan,
(ii) questions or challenges the validity or enforceability of any Transaction or Transaction Document, (iii) makes a claim or claims against Guarantor in an amount that is in excess of
$15,000,000 or (iv) that, if adversely determined, could be reasonably likely to have a Material Adverse Effect.
18.Right to Set Off. Notwithstanding anything to the contrary contained herein, no provision of this Guaranty shall be deemed to limit, decrease or in any way diminish any rights of set-off Buyer may have with respect to any cash, cash equivalents, certificates of deposit or the like which may now or hereafter be put on deposit with Buyer by Seller or by Guarantor. Upon the occurrence and during the continuance of any Event of Default, Buyer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any and all amounts owing by Buyer to or for the credit or the account of Guarantor, in each case whether direct or indirect, absolute or contingent, matured or unmatured, whether or not arising under the Transaction Documents and irrespective of the currency, place of payment or booking office of the amount or obligation and in each case at any time held or owing by Buyer to or for the credit of Guarantor, without prejudice to Buyer’s right to recover any deficiency, against any and all of the obligations of Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not Buyer shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured. Buyer agrees promptly to notify Guarantor after any set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application or this Guaranty. The rights of Buyer under this Section 18 are in addition to other rights and remedies (including, without limitation, other rights to set-off) which Buyer may have.
19.Consent to Jurisdiction. Guarantor agrees that any Proceeding to enforce this Guaranty may be brought in any state or federal court located in New York City, New York. By executing this Guaranty, Guarantor irrevocably accepts and submits to the non-exclusive personal jurisdiction of each of the aforesaid courts, generally and unconditionally with respect to any such Proceeding. Guarantor agrees not to assert any basis for transferring jurisdiction of any such proceeding to another court. Guarantor further agrees that a final judgment against Guarantor in any Proceeding shall be conclusive evidence of Guarantor’s liability for the full amount of such judgment.
20.Merger; No Conditions; Amendments. This Guaranty contains the entire agreement among the parties with respect to the matters set forth in this Guaranty. This Guaranty supersedes all prior agreements among the parties with respect to the matters set forth in this Guaranty. No course of prior dealings among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify, or vary any terms of this Guaranty. This Guaranty is unconditional. There are no unsatisfied conditions to the full effectiveness of this Guaranty. No terms or provisions of this Guaranty may be changed, waived, revoked, or amended without Buyer’s and Guarantor’s written agreement. If any provision of this Guaranty is determined to be unenforceable, then all other provisions of this Guaranty shall remain fully effective.

21.Enforcement. Guarantor acknowledges that this Guaranty is an “instrument for the payment of money only,” within the meaning of New York Civil Practice Law and Rules Section 3213. In the event of any Proceeding between Seller or Guarantor and Buyer, including any Proceeding in which Buyer enforces or attempts to enforce this Guaranty or the Transactions against Seller or Guarantor, or in the event of any Guarantor Litigation, Guarantor shall reimburse Buyer for all Costs of such Proceeding.
22.Fundamental Changes. Guarantor shall not wind up, liquidate, or dissolve its affairs or enter into any transaction of merger or consolidation, or sell, lease, or otherwise dispose of (or agree to do any of the foregoing) all or substantially all of its property or assets, without Buyer’s prior written consent.
23.Further Assurances. Guarantor shall execute and deliver such further documents, and perform such further acts, as Buyer may request to achieve the intent of the parties as expressed in this Guaranty, provided in each case that any such documentation is consistent with this Guaranty and with the Transaction Documents.
24.Certain Entities. If Seller or Guarantor is a partnership, limited liability company, or other unincorporated association, then: (a) Guarantor’s liability shall not be impaired by changes in the name or composition of Seller or Guarantor; and (b) the withdrawal or removal of any partner(s) or member(s) of Seller or Guarantor shall not diminish Guarantor’s liability or, if Guarantor is a partnership, the liability of any withdrawing general partners of Guarantor.
25.Counterparts. This Guaranty may be executed in counterparts each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery by telecopier or other electronic transmission (including a .pdf e-mail transmission) of an executed counterpart of a signature page to this Guaranty shall be effective as delivery of an original executed counterpart of this Guaranty.
26.WAIVER OF TRIAL BY JURY. GUARANTOR WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING FROM OR RELATING TO THIS GUARANTY OR THE TRANSACTION DOCUMENTS OR ANY OBLIGATION(S) OF GUARANTOR HEREUNDER OR UNDER THE TRANSACTION DOCUMENTS.
27.Miscellaneous.
(a)Assignability. Buyer may assign the rights under this Guaranty (in whole or in part) together with any one or more of the Transaction Documents in accordance with Section 18 of the Repurchase Agreement without in any way affecting Guarantor’s liability. Upon request in connection with any such assignment Guarantor shall deliver such documentation as Buyer shall reasonably request. This Guaranty shall benefit Buyer and its heirs, executors, administrators, successors and assigns and shall bind Guarantor and its successors and assigns. Guarantor may not assign this Guaranty in whole or in part without the prior written consent of Buyer.

(b)Notices. All notices, requests, and demands to be made under this Guaranty shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, or (d) by email provided that such email notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address set forth in Annex I attached to this Guaranty or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 27(b). A notice shall be deemed to have been given:

(a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered on a Business Day, (c) in the case of expedited prepaid delivery upon delivery on a Business Day, or (d) in the case of email, upon delivery such email; provided that
(i) such email notice was also delivered by one of the means set forth in (a), (b) or (c) above (which may arrive after such email), and (ii) the transmitting party did not receive an electronic notice of a transmission failure. A party receiving a notice which does not comply with the technical requirements for notice under this Section may elect to waive any deficiencies and treat the notice as having been properly given.
(c)Interpretation. This Guaranty shall be enforced and interpreted according to the laws of the State of New York, including Section 5-1401 of the General Obligations Law, but otherwise disregarding its rules on conflicts of laws. The word “include” and its variants shall be interpreted in each case as if followed by the words “without limitation.”
28.Business Purposes. Guarantor acknowledges that this Guaranty is executed and delivered for business and commercial purposes, and not for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that Guarantor is not entitled to, and does not require the benefits of, any rights, protections, or disclosures that would or may be required if this Guaranty were given for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that none of Guarantor’s obligation(s) under this Guaranty constitute(s) a “debt” within the meaning of the United States Fair Debt Collection Practices Act, 15 U.S.C. § 1692a(5), and accordingly compliance with the requirements of such Act is not required if Buyer (directly or acting through its counsel) makes any demand or commences any action to enforce this Guaranty.
29.No Third-Party Beneficiaries. This Guaranty is executed and delivered for the benefit of Buyer and its successors and permitted assigns, and is not intended to benefit any third party.
30.CERTAIN ACKNOWLEDGMENTS BY GUARANTOR. GUARANTOR ACKNOWLEDGES THAT BEFORE EXECUTING THIS GUARANTY: (A) GUARANTOR HAS HAD THE OPPORTUNITY TO REVIEW IT WITH AN ATTORNEY OF GUARANTOR’S CHOICE; (B) BUYER HAS RECOMMENDED TO GUARANTOR THAT GUARANTOR OBTAIN SEPARATE COUNSEL, INDEPENDENT OF SELLER’S COUNSEL, REGARDING THIS GUARANTY; AND (C) GUARANTOR HAS CAREFULLY READ THIS GUARANTY AND UNDERSTOOD THE MEANING AND EFFECT OF ITS TERMS, INCLUDING ALL WAIVERS AND ACKNOWLEDGMENTS CONTAINED IN THIS GUARANTY AND THE FULL EFFECT OF SUCH WAIVERS AND THE SCOPE OF GUARANTOR’S OBLIGATIONS UNDER THIS GUARANTY.
31.Safe Harbor. The parties hereto intend (a) for this Guaranty and each Transaction to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and that payments under the Repurchase Documents are deemed “margin payments,” “settlement payments” or a “transfer” as defined in Section 101 of the Bankruptcy Code, (b) for the grant of a security interest set forth in Section 6 of the Repurchase Agreement to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code, and (c) that Buyer (for so long as Buyer is a “financial institution,” “financial participant” or other entity listed in Section 555, 559 or 362(b)(6) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “securities contract,” including (x) the rights, set forth in Sections 13 and 22 of the Repurchase Agreement and in Section 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Loans and terminate the Repurchase Agreement and this Guaranty, and (y) the right to offset or net out as set forth in the Repurchase Agreement, in Section 18 hereof and in Section 362(b)(6) of the Bankruptcy Code.

32.Prohibited Persons; Sanctions Laws. Guarantor shall not (i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order 13224 issued on September 24, 2001 or in any Sanctions Laws, or (iii) use proceeds derived from any Transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person
(a) to fund or facilitate any activities or business of or with any Prohibited Person or in any country or territory that, at the time of such funding or facilitation, is the subject or target of any Sanctions Laws or (b) to fund or facilitate any activities of or business in violation of Sanctions Laws or in any other manner that would result in a violation of Anti-Corruption Laws or Sanctions Laws by any Person.
33.Replacement Guarantor. Subject to the satisfaction of the following terms and conditions, Replacement Guarantor shall become the sole Guarantor under this Guaranty (the “Guarantor Replacement Event”):
(i)Initial Guarantor shall no longer indirectly own greater than 50% of the Capital Stock of Seller;
(ii)at least ten (10) Business Days’ prior to the proposed date of the Guarantor Replacement Event, Replacement Guarantor shall provide financial statements of Replacement Guarantor and other evidence thereof satisfactory to Buyer evidencing that Replacement Guarantor, on its own, complies with the financial covenants in Section 5(a) hereof which would apply after giving effect to the Guarantor Replacement Event; and
(iii)no Event of Default or monetary or material non-monetary Default has occurred and is continuing.
Upon satisfaction of the foregoing conditions, Replacement Guarantor shall become the sole “Guarantor” under this Guaranty and Initial Guarantor shall no longer be a “Guarantor” hereunder and shall be released from its obligations hereunder other than with respect to (i) the Guarantied Obligations set forth in Section 2(d) hereof which first occur prior to the effective date of the Guarantor Replacement Event, (ii) the Guarantied Obligations set forth in Section 2(c) hereof which occur prior to the effective date of the Guarantor Replacement Event and (iii) any other rights or obligations which expressly survive the termination of the Transaction Documents and/or this Guaranty. Following the occurrence of the Guarantor Replacement Event as provided for herein, at Initial Guarantor’s or Replacement Guarantor’s request, Buyer shall confirm in writing that the Guarantor Replacement Event has occurred but the failure of Buyer to provide such written confirmation shall not affect whether or not the Guarantor Replacement Event has occurred.
34.Amendment and Restatement. From and after the date hereof, the Original Guaranty shall be amended, restated and superseded in its entirety by this Guaranty. Each reference to the Original Guaranty in any other document, instrument or agreement shall mean and be a reference to this Guaranty, and this Guaranty shall supersede the Original Guaranty in all respects.
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IN WITNESS WHEREOF, Initial Guarantor and Replacement Guarantor have duly executed this Guaranty as of the day first written above.

INITIAL GUARANTOR:
CIM REAL ESTATE FINANCE TRUST, INC.,
a Maryland corporation

By: /s/ Nathan D. DeBacker
Name: Nathan D. DeBacker
Title: Chief Financial Officer, Principal Accounting Officer and Treasurer

REPLACEMENT GUARANTOR:

CIM COMMERCIAL LENDING REIT, a Maryland statutory trust

By: /s/ Nathan D. DeBacker
Name: Nathan D. DeBacker
Title: Chief Financial Officer

[DB-CIM - Signature Page to Second A&R Guaranty]